Exhibit 10.3

OPTION EXERCISE PERIOD EXTENSION AND

RESTRICTED STOCK VESTING EXTENSION AGREEMENT

This Option Exercise Period Extension And Restricted Stock Vesting Extension Agreement (“Agreement”) is entered into as of the        day of                 by and between Sally Beauty Holdings, Inc. (“Employer”) and                                                (“Employee”) (collectively, the “Parties”).

WHEREAS, Employee is a “Participant,” as the term is defined, in the Sally Beauty Holdings, Inc. 2007 Omnibus Incentive Plan (the “2007 Plan”) and the Sally Beauty Holdings, Inc. 2010 Omnibus Incentive Plan (the “2010 Plan”) as amended as of the date of this Agreement and hereby incorporated by reference (collectively, “Plans”), and has been awarded certain stock options under the terms of the Plans and a restricted stock grant under the terms of the 2007 Plan and retains rights to certain unexercised options and unvested restricted stock (collectively, the “Rights”); and,

WHEREAS, Employee wishes to agree to the terms of this Agreement in order to extend the period under which the stock options continue to vest (and correspondingly, the period he has to exercise the options), and the period under which the restricted stock vests, all under the Plans; and,

WHEREAS, the sum of Employee’s age and years of service to “Company” and any “Subsidiary” (as defined in the Plans) exceeds 75, and Employee has at least attained the age of 55, and thus Employee’s separation is deemed to be a “Retirement” under the terms of the Plans, and Employee is otherwise believed to be eligible to enter into this Agreement;

NOW THEREFORE, the parties agree as follows:

1.                                       Extension Of Exercise Period.  In return for executing and thereafter abiding by the terms of this Agreement and the relevant Stock Option Agreements For Employees, the relevant Non-Statutory Stock Option Award Agreement and the Plans, Employee is eligible for the option exercise period extension benefits as set forth in Paragraph 5.3(b)(ii) of the 2007 Plan and Paragraph 10.2(a)(i) of the 2010 Plan.  In return for executing and thereafter abiding by the terms of this Agreement and the relevant Restricted Stock Agreement For Employees and the 2007 Plan, Employee is eligible for the extended restricted stock vesting benefits as set forth in Paragraph 7.5(b) of the 2007 Plan.  The Plans, the relevant Stock Option Agreement For Employees, the relevant Non-Statutory Stock Option Award Agreements and the relevant Restricted Stock Agreement For Employees are incorporated by reference.

Initial:	Employer:

Employee:

2.             Employer Confidential Information.

i.              Employee agrees that the information, observations and data obtained by Employee during the course of Employee’s employment with Employer and relevant Employer Affiliate(1) are the sole property of the Employer.  Employee agrees that from the date of this Agreement and thereafter, without the express written consent of the Employer’s President, Employee will not disclose to any person or entity (collectively, “Entity”) or use for Employee’s own account or for the benefit of any third party any Confidential Information(2), unless and only to the extent that such Confidential Information becomes generally known to and available for use by the public or in the trade other than as a result of the Employee’s acts or inaction or the wrongful act of any third party.  The parties agree that Confidential Information and all elements of it are important, material, confidential and gravely affect the successful conduct of the Employer and any relevant Employer Affiliate.

ii.             Employee states that, except as expressly permitted by Employer in writing to retain such items, Employee has delivered to Employer all memoranda, notes, plans, records, reports, computer disks and memory, and other documentation and copies thereof (however stored or recorded) relating to the business of Employer and any relevant Employer Affiliate, and/or which contain Confidential Information, which Employee possesses or has custody or control of.  Employee has not retained copies.  Employee has also returned all of Employer’s and any relevant Employer Affiliates’ property within Employee’s custody or control.

(1)   “Employer Affiliate” for purposes of this agreement shall mean any division, affiliate, subsidiary or other entity which has Sally Beauty Holdings, Inc. (or its predecessor or successor) as the ultimate parent company.  The list of Employer Affiliates currently includes, but is not limited to:  Sally Beauty Supply LLC, Beauty Systems Group LLC and Armstrong-McCall L.P.

(2)    “Confidential Information” for purposes of this Agreement shall mean information (whether gained before or after his separation from Employer) relating to the Employer or any Employer Affiliate that is generally not disclosed outside of the company, and shall include but not be limited to:  Employer’s or any Employer Affiliate’s business plans and future product or market developments, all financial information, information regarding suppliers and costs of products and other supplies, financing programs, and any other information regarding personnel, operations,  overhead, distribution; present or future plans related to real estate and leaseholds (including site selection); and information regarding computer and communication systems, software operating systems, source codes, lawsuits, legal documents, legal strategies and the like.

Initial:	Employer:

Employee:

3.             Unfair Competition.

i.              Beginning on                      or the day after Employee’s final date of employment with Employer and any relevant Employer Affiliate if earlier (the “Termination Date”), and ending on the day three (3) years thereafter, Employee agrees he shall not, directly or indirectly, engage in “Unfair Competition”.  Employee agrees that it shall be considered “Unfair Competition” for him to:

a.  own any interest in, operate, join, control, or participate as a partner, director, principal, officer or agent; enter into the employment of, act as a consultant to, or perform services, or the supervision or management of services, that are similar in nature, function, or character to those Employee provided to Employer or any Employer Affiliate in the last two years (including but expressly not limited to inventory control or management, development of beauty supply products, merchandising and marketing of beauty supply products, and the like), or that would be likely to involve the use or disclosure of Confidential Information, for an Entity which competes within the Beauty Supply Business(3) within the Territory(4), except where: (x) Employee’s role, responsibility or association is unrelated to the Beauty Supply Business; (y) such Entity’s annual gross revenue from the Beauty Supply Business is less than 10% of the Entity’s total annual gross revenue; and, (z) Employee’s ownership or participation interest is directly or indirectly less than 2% of that of the Entity (if a legal entity).  Given the high level and nature and scope of Employee’s position, it shall be presumed that any services rendered by Employee to an entity engaged in the Beauty Supply Business other than manual labor would fall within the scope of the foregoing restriction unless Employee can show otherwise as to a particular service or position through clear and compelling evidence; or,

b.  solicit for employment or otherwise interfere with the relationship of Employer or any Employer Affiliate with any natural person who is then-currently employed by or otherwise engaged to perform services for Employer or any Employer Affiliate within the Territory; or,

c.  interfere with the business relationship between any Employer Affiliate and one of its customers operating within the Territory or suppliers operating within the Territory, by soliciting, inducing, or otherwise encouraging a customer operating within the Territory

(3)    “Beauty Supply Business” for purposes of this Agreement shall mean the distribution and/or sale of beauty supplies (including but not limited to such items as shampoos, conditioners, hair color, straighteners, salon accessories, electricals, salon furniture, incidental cosmetic and personal ornamentation items and the like) to individual consumers, salons, subdistributors or franchisees, beauty schools and/or individual beauty professionals through stores and/or inside/outside salespeople.

(4)  The “Territory” shall include the continental United States.  The parties agree that in the event Employee should have a question regarding the breadth of the Territory, Employee shall, in writing delivered to and received by the General Counsel of Employer, 3001 Colorado Boulevard, Denton, Texas, 76210, seek clarification.

Initial:	Employer:

Employee:

or supplier operating within the Territory of the Employer Affiliate to reduce or stop doing business with any Employer Affiliate, or engaging any such Employer Affiliate customer or supplier to do business with or on Employee’s (or Employee’s employer’s) behalf; or,

d.  disparage the business or interests of Employer or any Employer Affiliate (provided however, it shall not be deemed “disparagement” for Employee to comply with his obligations in any written agreement with Employer or any Employer Affiliate); or,

e.  supervise of any of the foregoing activities.

ii.             Employee will give Employer written notice of any offer that he receives from a competing business before accepting it. Employee will also provide Employer at least thirty (30) days notice before performing any personal services for a competing business (such as a Beauty Supply Business) doing business within the Territory and meet with an Employer representative to discuss the nature of his new position if Employer requests such a meeting to help avoid unnecessary disputes.  Employee understands that Employer is not required to request such a meeting and that a failure to resolve disputes through such a meeting will not be considered a waiver of any rights by either Party.

iii.            Employer may notify any future or prospective employer or third party of the existence of this Agreement.  Employee stipulates that the harm caused by a violation of this Agreement by him would be irreparable, cannot be readily and fully remedied through monetary damages, and shall warrant injunctive relief in addition to, and not in place of, any other legal remedies available for any breach, including reasonable attorney’s fees and costs. Employee understands and agrees that if he is found to have violated one of the time-limited, post-employment-termination restrictions on his conduct created by this Agreement, the time period for that restriction will be extended by one day for each day that he is found to have been in violation of the restriction up to a maximum period of nine (9) months.  If there is a dispute over this Agreement, Employee agrees that if Employer prevails, Employer shall be entitled to recover from Employee all reasonable costs and expenses including reasonable attorneys’ fees and costs; provided, however, that Employer need not get all relief that it requests in order to be considered a prevailing party.

4.             Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Texas, without reference to principles of conflict of laws which would require application of the law of another jurisdiction, except to the extent that the corporate law of the State of Delaware specifically and mandatorily applies.

5.             Severability; Reformation; Right To Revoke/Terminate.  In the event that any one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.  If, in the opinion of any court

Initial:	Employer:

Employee:

of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to delete, reform or modify such provision or provisions of these covenants as to the court shall appear not reasonable and enforce these covenants as so amended.  Any Employer remedies set forth in this Agreement are in addition to the rights as set forth in the Plans, such as for revocation, termination, forfeiture and/or cancellation.  Provided however, that: (i) as a result of the provisions of this Agreement being declared illegal or unenforceable or their being substantially modified; or, (ii) if Employee claims, through a lawsuit or otherwise that provisions of this Agreement are illegal, unenforceable or subject to substantial modification; and as a result of such declaration, or if in the event of such claim of Employee being enforced, Employer loses the benefit of its bargain (such as, without limitation, a compromise of Employer’s rights of confidentiality or protection against Unfair Competition), Employer shall have no further obligation under this Agreement and the Agreement shall at the option of Employer be declared void.

6.             Headings and Captions.  The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Agreement, and shall not be employed in the construction of this Agreement.

7.             Entire Agreement.  This Agreement contains all the terms and conditions agreed upon by the parties with respect to the subject matter hereof other than in that certain Release and Separation Agreement between Employee and Employer (the “Separation Agreement”) and the Consulting Agreement between Diversely Specialized, Inc. and Employer (the “Consulting Agreement”), to the extent these other two agreements are executed, and no provision expressed in this Agreement may be altered, modified and/or cancelled except upon the express written consent of the parties.  The terms and conditions contained in this Agreement supersede any previous agreement or arrangement between the parties other than the Separation Agreement and the Consulting Agreement.  This Agreement and all rights and benefits are personal to Employee, and neither this Agreement, nor any Employee right or interest arising in this Agreement, shall be voluntarily sold, transferred or assigned by Employee, except as expressly set forth in the Plans and any related documents.

WHEREFORE, the parties have agreed as hereinbefore set forth.

SALLY BEAUTY HOLDINGS, INC.:	:

by
Gary Winterhalter, President and
Chief Executive Officer